Exhibit 10.9
LOAN AGREEMENT
This LOAN AGREEMENT (this “Agreement”) is entered into at Pittsburgh, Pennsylvania, as of December 13, 2010, between Orbit/FR, Inc., a Delaware corporation, with an address of 506 Prudential Road, Horsham Pennsylvania 19044, Advanced ElectroMagnetics, Inc., a California corporation, with an address of 9311 Stevens Road San Tee, CA 92071, Orbit Advanced Technologies, Inc., a Delaware corporation, with an address of 506 Prudential Road, Horsham Pennsylvania 19044 and Flam & Russell, Inc., a Delaware corporation, with an address of 506 Prudential Road, Horsham Pennsylvania 19044 (collectively, the “Borrower” and each a “Borrower”) and Citizens Bank of Pennsylvania, a Pennsylvania, state-chartered bank, with an address of 525 William Penn Place, Pittsburgh, Pennsylvania 15219-1724 (the “Bank”).
FOR VALUE RECEIVED, and in consideration of the granting by the Bank of financial accommodations to or for the benefit of the Borrowers, including without limitation respecting the Obligations (as hereinafter defined), each Borrower represents to and agrees with the Bank, as of the date hereof and as of the date of each loan, credit and/or other financial accommodation, as follows:
1. THE LOAN
1.1 Revolving Credits. Bank agrees, in its sole discretion, to make or issue, as applicable, Revolving Credits (as hereinafter defined) to or for the account of Orbit/FR, Inc., Advanced ElectroMagnetics, Inc., Orbit Advanced Technologies, Inc. and Flam & Russell, Inc., upon any Borrower’s request therefor, in an aggregate amount of up to Two Million Two Hundred Fifty Thousand Dollars and Zero Cents ($2,250,000.00) (the “Revolving Credit Amount”) or such other amounts as may from time to time be established by Bank, subject to the terms and conditions set forth herein. The Revolving Credits shall be evidenced by that certain Revolving Demand Note, of even date herewith (the “Revolving Note”), by Orbit/FR, Inc., Advanced ElectroMagnetics, Inc., Orbit Advanced Technologies, Inc. and Flam & Russell, Inc. in favor of the Bank in the face amount of the Revolving Credit Amount. This Agreement, the Revolving Note, and any and all other documents, amendments or renewals executed and delivered in connection with any of the foregoing are collectively hereinafter referred to as the “Loan Documents”.
1.2 Working Capital Loans. Revolving Credits shall include revolving bans for the purpose of funding the working capital requirements of each Borrower’s business (“Working Capital Loans”) in an aggregate amount of up to Two Million Two Hundred Fifty Thousand Dollars and Zero Cents ($2,250,000.00) (the “Working Capital Loan Amount”) or such other amounts as may from time to time be established by Bank. Advances respecting Working Capital Loans shall not be made if after giving effect thereto (measured by the face amount of any such loan) the amount of Revolving Credits would exceed the Revolving Credit Amount.
1.3 Letters of Credit. Revolving Credits shall include Letters of Credit (as hereinafter defined). Upon the request of any Borrower, and subject to such conditions to the issuing of Letters of Credit as Bank requires of its customers generally, Bank may, subject to the terms of this Agreement, from time to time issue Letters of Credit for the account of each Borrower, the aggregate undrawn amount of all outstanding Letters of Credit not at any time to exceed $2,250,000.00; provided, however, that Bank shall not be obligated to issue a Letter of Credit if after giving effect thereto (measured by the face amount of such Letter of Credit) the amount of Revolving Credits including the face amount of all outstanding Letters of Credit would exceed the Revolving Credit Amount.

1.4 Revolving Credit Account. An account shall be opened on the books of Bank in which account a record will be kept of all Revolving Credits, and all payments thereon and other appropriate debits and credits as provided by this Agreement.
1.5 Interest. Interest respecting the Revolving Credits will be charged to Borrowers on the principal amount from time to time outstanding at the interest rate specified in the Revolving Note in accordance with the terms of the Revolving Note or as otherwise set forth in this Agreement with respect to any particular type of Revolving Credit.
1.6 Demand. All loans and advances made respecting the Working Capital Loans shall be payable to Bank on DEMAND, notwithstanding the inclusion of events of default in this Agreement or in any other Loan Document and whether or not any event of default has occurred under this Agreement or any of the Loan Documents.
1.7 Clean-Up The Borrower shall fully repay to the Bank all amounts outstanding respecting the Revolving Loans for a period of 30 consecutive days in each year.
1.8 Overadvances. Any Revolving Credits that may be made, at the Bank’s sole discretion, in excess of the Revolving Credit Amount shall not limit the obligations of any Borrower or any of the Bank’s rights or remedies hereunder or under the Loan Documents or otherwise; all such Revolving Credits shall be due and payable to the Bank in accordance with the terms of the Revolving Note, and shall bear interest at the rate set forth in the Revolving Note. All checks or other items paid by Bank which cause an overdraft in any deposit account maintained by any Borrower with Bank shall, at the option of the Bank, constitute an advance to each Borrower pursuant to this Agreement respecting the Revolving Credits, repayable on demand.
1.9 Authorized Persons; Advances. Any person duly authorized by a general borrowing resolution of any Borrower, or in the absence of such a resolution, the President, Treasurer or any Vice President of any Borrower, or any person otherwise authorized in this paragraph, may request discretionary loans hereunder, either orally or otherwise, but the Bank at its option may require that all requests for loans hereunder shall be in writing. The Bank shall incur no liability to any Borrower in acting upon any request referred to herein which the Bank believes in good faith to have been made by an authorized person or persons. Each loan hereunder may be credited by Bank to any deposit account of any Borrower with Bank or with any other Bank with which such Borrower maintains a deposit account, or may be paid to any Borrower (or as any Borrower instructs) or may be applied to any Obligations, as Bank may in each instance elect.
1.10 Monthly Statement. At the option of the Bank, after the end of each month, Bank will render to Borrowers a statement of the Revolving Credit account, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by each Borrower and shall be conclusively binding upon each Borrower in respect of all charges, debits and credits of whatsoever nature contained therein respecting the Revolving Credits, and the closing balance shown therein, unless each Borrower notifies Bank in writing of any discrepancy within Twenty (20) days from the mailing by Bank to any Borrower of any such monthly statement.
1.11 Issuance of Letters of Credit. The issuance of each Letter of Credit shall be made on at least Three Business Days prior written notice from Borrowers to Bank, which written notice shall be an application for a Letter of Credit on Bank’s customary form completed to the satisfaction of Bank, together with the proposed form of the Letter of Credit (which shall be satisfactory to Bank) and such other certificates, documents and other papers and information as Bank may request. Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause Bank to exceed any limits imposed by, this agreement or any applicable requirements of law. The expiration date of any Letter of Credit shall not be later than One year from issuance thereof, and, in any event, no Letter of Credit shall have an expiration date later than the expiration date of this Agreement, if any. Letters of Credit shall be issued solely with respect to transactions occurring in the ordinary course of business of a Borrower.

1.12 Payment of Letters of Credit; Reimbursement. Bank shall review each draft and any accompanying documents presented under a Letter of Credit. Promptly after it shall have ascertained that any draft and any accompanying documents presented under such Letter of Credit appear on their face to be in substantial conformity with the terms and conditions of the Letter of Credit, Bank shall give telephonic or facsimile notice to Borrowers of the receipt and amount of such draft and the date on which payment thereon will be made, and Bank, not later than 3:00 p.m. (Bank’s local time) on such day, shall make the appropriate payment to the beneficiary of such Letter of Credit. If in accordance with the prior sentence Bank shall pay any draft presented under a Letter of Credit, then Bank shall charge the general deposit account of any Borrower with Bank for the amount thereof, together with Bank’s customary overdraft fee in the event the funds available in such account shall not be sufficient to reimburse Bank for such payment and Borrowers shall not otherwise have discharged such reimbursement obligation by 11:00 a.m. (Bank’s local time), on the date of such payment. If Bank has not been reimbursed with respect to such drawing as provided above, Borrowers shall pay to Bank ON DEMAND the amount of the drawing together with interest on such amount, for each day such drawing is not reimbursed, at a rate per annum equal to the interest rate applicable to the Working Capital Loan as set forth in the Revolving Note plus three percent (3%). The obligations of each Borrower under this Section to reimburse Bank for all drawings under Letters of Credit shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms, irrespective of:
(a)	any lack of validity or enforceability of any Letter of Credit;
(b)
the existence of any claim, setoff, defense or other right which any Borrower or any other person may at any time have against the beneficiary under any Letter of Credit or Bank (other than the defense of payment in accordance with the terms of this Agreement or a defense based on the gross negligence or willful misconduct of Bank) or any other person in connection with this Agreement or any other transaction;

(c)
any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(d)	payment by Bank under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; and
(e)	any other circumstance or event whatsoever, whether or not similar to any of the foregoing.
Nothing herein shall obligate Bank to honor any drawing under a Letter of Credit that does not strictly comply in all respects with the requirements of such Letter of Credit, and Bank shall have no liability for refusing to honor any drawing that does not so strictly comply even though any Borrower may request or demand that such drawing be honored or waive any nonconformities therein.
It is understood that in making any payment under any Letter of Credit, Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including, without limitation, reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, not be deemed willful misconduct or gross negligence of Bank.

1.13 Bank’s Actions with respect to Letters of Credit. Any Letter of Credit may, in the discretion of Bank or its correspondents, be interpreted by them (to the extent not inconsistent with such Letter of Credit) in accordance with the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce, as adopted or amended from time to time, or any other rules, regulations and customs prevailing at the place where any Letter of Credit is available or the drafts are drawn or negotiated. Bank and its correspondents may accept and act upon the name, signature, or act of any party purporting to be the executor, administrator, receiver, trustee in bankruptcy, or other legal representative of any party designated in any Letter of Credit in the place of the name, signature, or act of such party.
1.14 Letter of Credit_Fees. Borrowers agree to pay to Bank, with respect to each Letter of Credit, (i) for so long as such Letter of Credit shall be outstanding, a letter of credit fee equal to One Percent (1.00%) of the face amount thereof per annum payable to Bank, plus (ii) an issuance fee charged by Bank for transactions of this nature in an amount of the Standard Issuance Fee payable to Bank on the date of issuance of such Letter of Credit. In addition, Borrowers shall pay to Bank with respect to any amendment to a Letter of Credit a fee charged by Bank for transactions of this nature (but in no event less than the standard L/C issuance fee).
1.15 Definitions. The following definitions shall apply:
(a)
“Bank Affiliate” shall mean any “Affiliate” of the Bank or any lender acting as a participant under any loan arrangement between the Bank and the Borrower(s). The term “Affiliate” shall mean with respect to any person, (a) any person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such person, or (b) any person who is a director or officer (i) of such person, (ii) of any subsidiary of such person, or (iii) any person described in clause (a) above. For purposes of this definition, control of a person shall mean the power, direct or indirect, (x) to vote 5% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such person, or (y) to direct or cause the direction of the management and policies of such person whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

(b)	“Code” shall mean the Pennsylvania Uniform Commercial Code, Title 13 PaCSA as amended from time to time.
(c)	“Letter of Credit” shall mean standby letters of credit issued by the Bank for the account of a Borrower in accordance with Section 1.10.
(d)
“Obligation(s)” shall mean, without limitation, all loans, advances, indebtedness, notes, liabilities, rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross-currency rate swap transactions, currency options and amounts (including under Letters of Credit) , liquidated or unliquidated, owing by any Borrower to the Bank or any Bank Affiliate at any time, of each and every kind, nature and description, whether arising under this Agreement or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by any Borrower to the Bank or any Bank Affiliate; or are due indirectly by any Borrower to the Bank or any Bank Affiliate as endorser, guarantor or other surety, or as borrower of obligations due third persons which have been endorsed or assigned to the Bank or any Bank Affiliate, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding respecting any of the Loan Documents. Said term shall also include all interest and other charges chargeable to any Borrower or due from any Borrower to the Bank or any Bank Affiliate from time to time and all costs and expenses referred to in this Agreement.

(e)	“Person” or “party” shall mean individuals, partnerships, corporations, limited liability companies and all other entities.

(f)	“Revolving Credits” shall mean any Working Capital Loans or Letters of Credit made or issued hereunder.
All words and terms used in this Agreement other than those specifically defined herein shall have the meanings accorded to them in the Code.
2. REPRESENTATIONS AND WARRANTIES
2.1 Organization and Qualification. Each Borrower that is not an individual, represents and warrants that: (i) it is duly formed and validly existing under the laws of the state of its formation, (ii) its exact legal name is set forth in the first paragraph of this Agreement; (iii) it is in good standing under the laws of said state; (iv) it has the power to own its property and conduct its business as now conducted and as currently proposed to be conducted, and; (v) it is duly qualified to do business under the laws of each state where the nature of the business done or property owned requires such qualification.
2.2 Related Parties. Each Borrower has no interest in any entities other than as previously specifically consented to in writing by the Bank, if any, and each Borrower has never consolidated, merged or acquired substantially all of the assets of any other entity or person other than as previously specifically consented to in writing by the Bank, if any.
2.3 Partnership Records. In the event that a Borrower is a partnership, its Partnership Agreement and all amendments thereto have been duly filed (if required) and are in proper order. All outstanding limited partnership interests issued by such Borrower were and are properly issued and all books and records of such Borrower, including but not limited to its minute books and books of account, are accurate and up to date and will be so maintained.
2.4 Corporate Records. In the event that a Borrower is a corporation, its corporate charter, articles or certificate of organization or incorporation and all amendments thereto have been duly filed and are in proper order. All outstanding capital stock issued by such Borrower was and is properly issued and all books and records of such Borrower, including but not limited to its minute books, bylaws and books of account, are accurate and up to date and will be so maintained.
2.5 Trust Records. In the event that a Borrower is a trust, its Declaration of Trust or Trust Indenture or other charter document and all amendments thereto are in proper order. All beneficial interests in such Borrower were and are properly issued and all books and records of such Borrower, including but not limited to its books of account, are accurate and up to date and will be so maintained.
2.6 Limited Liability Company Records. In the event that a Borrower is a limited liability company, its certificate of organization, articles of organization or other charter document and all amendments thereto have been duly filed and are in proper order. All members of such Borrower are properly reflected on all books and records of such Borrower, including but not limited to its operating agreement, minute books, bylaws and books of account, all of which are accurate and up to date and will be so maintained.
2.7 Title to Properties: Absence of Liens. Each Borrower has good and clear record and marketable title to all of its properties and assets, and all of its properties and assets are free and clear of all mortgages, liens, pledges, charges, encumbrances and setoffs, except those mortgages, deeds of trust, leases of personal property and security interests previously specifically consented to in writing by the Bank.
2.8 Places of Business. Each Borrower’s chief executive office is correctly stated in the preamble to this Agreement, and each Borrower shall, during the term of this Agreement, keep the Bank currently and accurately informed in writing of each of its other places of business, and shall not change the location of such chief executive office or open or close, move or change any existing or new place of business without giving the Bank at !east thirty (30) days prior written notice thereof.

2.9 Valid Obligations. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary actions of each Borrower and each Loan Document represents a legal, valid and binding obligation of each Borrower and is fully enforceable according to its terms, except as limited by laws relating to the enforcement of creditors’ rights.
2.10 Conflicts. There is no provision in any Borrower’s organizational or charter documents, if any, or in any indenture, contract or agreement to which any Borrower is a party which prohibits, limits or restricts the execution, delivery or performance of the Loan Documents.
2.11 Governmental Approvals. The execution, delivery and performance of the Loan Documents does not require any approval of or filing with any governmental agency or authority.
2.12 Litigation, etc. There are no actions, claims or proceedings pending or to the knowledge of any Borrower threatened against any Borrower which might materially adversely affect the ability of any Borrower to conduct its business or to pay or perform the Obligations.
2.13 Taxes. Each Borrower has filed all Federal, state and other tax returns required to be filed (except for such returns for which current and valid extensions have been filed), and all taxes, assessments and other governmental charges due from each Borrower have been fully paid. Each Borrower has established on its books reserves adequate for the payment of all Federal, state and other tax liabilities (if any).
2.14 Use of Proceeds. No portion of any loan is to be used for (i) the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224 or (ii) primarily personal, family or household purposes.
2.15 Environmental. As of the date hereof none of any Borrowers nor any of their agents, employees or independent contractors (1) have caused or are aware of a release or threat of release of Hazardous Materials (as defined herein) on any of the premises or personal property owned or controlled by any Borrower (“Controlled Property”) or any property abutting Controlled Properly (“Abutting Property”), which could give rise to liability under any Environmental Law (as defined herein) or any other Federal, state or local law, rule or regulation; (2) have arranged for the transport of or transported any Hazardous Materials in a manner as to violate, or result in potential liabilities under, any Environmental Law; (3) have received any notice, order or demand from the Environmental Protection Agency or any other Federal, state or local agency under any Environmental Law; (4) have incurred any liability under any Environmental Law in connection with the mismanagement, improper disposal or release of Hazardous Materials; or (5) are aware of any inspection or investigation of any Controlled Property or Abutting Property by any Federal, state or local agency for possible violations of any Environmental Law.
To the best of each Borrower’s knowledge, neither any Borrower, nor any prior owner or tenant of any Controlled Property, committed or omitted any act which caused the release of Hazardous Materials on such Controlled Property which could give rise to a lien thereon by any Federal, state or local government. No notice or statement of claim or lien affecting any Controlled Property has been recorded or filed in any public records by any Federal, state or local government for costs, penalties, fines or other charges as to such property. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the ownership, operation, or use of the Controlled Property, including without limitation, the past or present generation, treatment, storage, disposal or release of any Hazardous Materials into the environment, have been duly obtained or filed.

Each Borrower agrees to indemnify and hold the Bank and any Bank Affiliate harmless from all liability, loss, cost, damage and expense, including attorney fees and costs of litigation, arising from any and all of its violations of any Environmental Law (including those arising from any lien by any Federal, state or local government arising from the presence of Hazardous Materials) or from the presence of Hazardous Materials located on or emanating from any Controlled Property or Abutting Property whether existing or not existing and whether known or unknown at the time of the execution hereof and regardless of whether or not caused by, or within the control of any Borrower. Each Borrower further agrees to reimburse Bank upon demand for any costs incurred by Bank in connection with the foregoing. Each Borrower agrees that its obligations hereunder shall be continuous and shall survive the repayment of all debts to Bank and shall continue so long as a valid claim may be lawfully asserted against the Bank.
The term “Hazardous Materials” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.
The term “Environmental Law” means any present and future Federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Materials, relating to liability for or costs of remediation or prevention of releases of Hazardous Materials or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; the River and Harbors Appropriation Act; and 35 PaCSA Chapter 29J.
3. AFFIRMATIVE COVENANTS
3.1 Payments and Performance. Each Borrower will duly and punctually pay all Obligations becoming due to the Bank and will duly and punctually perform all Obligations on its part to be done or performed under this Agreement.
3.2 Books and Records; Inspection. Each Borrower will at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles, consistently applied and which are, in the opinion of a Certified Public Accountant acceptable to Bank, adequate to determine fairly the financial condition and the results of operations of such Borrower. Each Borrower will at all reasonable times make its books and records available in its offices for inspection, examination and duplication by the Bank and the Bank’s representatives and will permit inspection of all of its properties by the Bank and the Bank’s representatives. Each Borrower will from time to time furnish the Bank with such information and statements as the Bank may request in its sole discretion with respect to the Obligations.

3.3 Financial Statements. Each Borrower will furnish to Bank:
(a)
as soon as available to such Borrower, but in any event within 60 days after the close of each quarterly period of its fiscal year, a full and complete signed copy of financial statements, on a consolidated and consolidating basis with Orbit/FR, Inc., Advanced Electromagnetics, Inc., Orbit Advanced Technologies, Inc. and Flam & Russell, Inc., which shall include a balance sheet of Orbit/FR, Inc., Advanced Electromagnetics, Inc., Orbit Advanced Technologies, Inc. and Flam & Russell, Inc., as at the end of such quarter, and statement of profit and loss of Orbit/FR, Inc., Advanced Electromagnetics, Inc., Orbit Advanced Technologies, Inc. and Flam & Russell, Inc., reflecting the results of their operations during such quarter and shall be prepared by Orbit/FR, Inc., Advanced Electromagnetics, Inc., Orbit Advanced Technologies, Inc. and Flam & Russell, Inc., and certified by such Borrower’s chief financial officer as to correctness in accordance with generally accepted accounting principles, consistently applied, subject to year-end adjustments;

(b)
as soon as available to such Borrower, but in any event within 120 days after the close of each annual period of its fiscal year, a full and complete signed copy of financial statements, on a consolidated and consolidating basis with Orbit/FR, Inc., Advanced Electromagnetics, Inc., Orbit Advanced Technologies, Inc. and Flam & Russell, Inc., which shall include a balance sheet of Orbit/FR, Inc., Advanced Electromagnetics, Inc., Orbit Advanced Technologies, Inc. and Flam & Russell, Inc., as at the end of such quarter, and statement of profit and loss of Orbit/FR, Inc., Advanced Electromagnetics, Inc., Orbit Advanced Technologies, Inc. and Flam & Russell, Inc., reflecting the results of their operations during such quarter and shall be prepared by Orbit/FR, Inc., Advanced Electromagnetics, Inc., Orbit Advanced Technologies, Inc. and Flam & Russell, Inc., and certified by such Borrower’s chief financial officer as to correctness in accordance with generally accepted accounting principles, consistently applied, subject to year-end adjustments;

(c)
as soon as available to such Borrower, but in any event within 120 days after the close of each fiscal year, a full and complete signed copy of audited financial statements, prepared by certified public accountants acceptable to Bank, on a consolidated and consolidating basis with Orbit/FR, Inc., Advanced Electromagnetics, Inc., Orbit Advanced Technologies, Inc. and Flam & Russell, Inc., which shall include a balance sheet of Orbit/FR, Inc., Advanced Electromagnetics, Inc., Orbit Advanced Technologies, Inc. and Flam & Russell, Inc., as at the end of such year, statement of cash flows and statement of profit and loss of Orbit/FR, Inc., Advanced Electromagnetics, Inc., Orbit Advanced Technologies, Inc. and Flam & Russell, Inc., reflecting the results of its operations during such year, bearing the opinion of such certified public accountants and prepared on an audited basis in accordance with generally accepted accounting principles, consistently applied together with any so-called management letter;

(d)
within 30 days after the close of each quarterly fiscal period of such Borrower, an Accounts Receivable aging report in form satisfactory to Bank showing the total amount due from each account debtor, the month in which each Account Receivable was created, as well as an accounts payable aging report and such other information as Bank shall request;

(e)	from time to time, such consolidated and consolidating financial data and information about each Borrower as Bank may reasonably request; and
(f)	any financial data and information about any guarantors of the Obligations as Bank may reasonably request.
3.4 Conduct of Business. Each Borrower will maintain its existence in good standing and comply with all laws and regulations of the United States and of any state or states thereof and of any political subdivision thereof, and of any governmental authority which may be applicable to it or to its business; provided that this covenant shall not apply to any tax, assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained.
3.5 Contact with Accountant. Each Borrower hereby authorizes the Bank to directly contact and communicate with any accountant employed by any Borrower in connection with the review and/or maintenance of any Borrower’s books and records or preparation of any financial reports delivered by or at the request of any Borrower to Bank.

3.6 Operating and Deposit Accounts. Each Borrower shall maintain with the Bank its primary operating and deposit accounts. At the option of the Bank, all loan payments and fees will automatically be debited from any Borrower’s primary operating account and all advances will automatically be credited to any Borrower’s primary operating account.
3.7 Taxes. Each Borrower will promptly pay all real and personal property taxes, assessments and charges and all franchise, income, unemployment, retirement benefits, withholding, sales and other taxes assessed against it or payable by it before delinquent; provided that this covenant shall not apply to any tax assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained.
3.8 Maintenance. Each Borrower will keep and maintain its properties, if any, in good repair, working order and condition. Each Borrower will immediately notify the Bank of any loss or damage to or any occurrence which would adversely affect the value of any such property.
3.9 Insurance. Each Borrower will maintain in force property and casualty insurance on any property of such Borrower, if any, against risks customarily insured against by companies engaged in businesses similar to that of such Borrower containing such terms and written by such companies as may be satisfactory to the Bank, such insurance to be payable to the Bank as its interest may appear in the event of loss and to name the Bank as insured pursuant to a standard loss payee clause; no loss shall be adjusted thereunder without the Bank’s approval; and all such policies shall provide that they may not be canceled without first giving at least Ten (10) days written notice of cancellation to the Bank. In the event that any Borrower fails to provide evidence of such insurance, the Bank may, at its option, secure such insurance and charge the cost thereof to such Borrower. At the option of the Bank, all insurance proceeds received from any loss or damage to any property shall be applied either to the replacement or repair thereof or as a payment on account of the Obligations. From and after the occurrence of an Event of Default, the Bank is authorized to cancel any insurance maintained hereunder and apply any returned or unearned premiums, all of which are hereby assigned to the Bank, as a payment on account of the Obligations.
3.10 Notification of Default. Immediately upon becoming aware of the existence of any condition or event which constitutes an Event of Default, or any condition or event which would upon notice or lapse of time, or both, constitute an Event of Default, each Borrower shall give Bank written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto.
3.11 Notification of Material Litigation. Each Borrower will immediately notify the Bank in writing of any litigation or of any investigative proceedings of a governmental agency or authority commenced or threatened against it which would or might be materially adverse to the financial condition of any Borrower or any guarantor of the Obligations.
3.12 Pension Plans. With respect to any pension or benefit plan maintained by any Borrower, or to which any Borrower contributes (“Plan”), the benefits under which are guarantied, in whole or in part, by the Pension Benefit Guaranty Corporation created by the Employee Retirement Income Security Act of 1974, P.L. 93-406, as amended (“ERISA”) or any governmental authority succeeding to any or all of the functions of the Pension Benefit Guaranty Corporation (“Pension Benefit Guaranty Corporation”), such Borrower will (a) fund each Plan as required by the provisions of Section 412 of the Internal Revenue Code of 1986, as amended; (b) cause each Plan to pay all benefits when due; (c) furnish Bank (i) promptly with a copy of any notice of each Plan’s termination sent to the Pension Benefit Guaranty Corporation (ii) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Internal Revenue Code of 1986, as amended and (iii) notice of any Reportable Event as such term is defined in ERISA; and (d) subscribe to any contingent liability insurance provided by the Pension Benefit Guaranty Corporation to protect against employer liability upon termination of a guarantied pension plan, if available to such Borrower.

3.13 Special Conditions
(a) Citizens Bank must be notified within 30 days if Satimo Industries, SA or Microwave Vision, SA sells 10% or more of ORBIT/FR, Inc’s shares of common stock.
(b) Borrowers are not to advance funds (loans, advances, profits, cost sharing/subsidizing, etc) to its parent companies (Microwave Vision &/or its subsidiaries, including Satimo) and/or foreign subsidiaries, except for reasonable payments for services provided under the “Assistance and Provision of Services Agreement” with Microwave Vision and its subsidiaries (including Satimo), the management fee (1% of gross sales) paid to Microwave Vision, and/or payments for transactions with its foreign subsidiaries conducted within the ordinary course of business at rates/amounts considered reasonable for general market conditions.
(c) Borrowers are not to guaranty any debt of its parent companies and/or foreign subsidiaries, except for the current guaranty maintained for existing credit arrangements ($500M line of credit & $3MM letter of credit facility) for Orbit/FR Engineering, LTD.
4. NEGATIVE COVENANTS
4.1 Limitations on Indebtedness. Each Borrower shall not issue any evidence of indebtedness or create, assume, guarantee, become contingently liable for, or suffer to exist indebtedness in addition to indebtedness to the Bank, except indebtedness or liabilities of such Borrower, other than for money borrowed, incurred or arising in the ordinary course of business.
4.2 Sale of Interest. There shall not be any sale or transfer of ownership of any interest in any Borrower that is not an individual without the Bank’s prior written consent.
4.3 Loans or Advances. Each Borrower shall not make any loans or advances to any individual, partnership, corporation, limited liability company, trust, or other organization or person, including without limitation its officers, members and employees; provided, however, that each Borrower may make advances to its employees, including its officers, with respect to expenses incurred or to be incurred by such employees in the ordinary course of business which expenses are reimbursable by such Borrower; and provided further, however, that each Borrower may extend credit in the ordinary course of business in accordance with customary trade practices.
4.4 Dividends and Distributions. If any Borrower is a corporation, such Borrower shall not, without prior written consent of the Bank, pay any dividends on or make any distribution on account of any class of such Borrower’s capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock, except, so long as such Borrower is not in default hereunder, if such Borrower is a Subchapter S corporation, under the regulations of the Internal Revenue Service of the United States, distributions to the stockholders of such Borrower in such amounts as are necessary to pay the tax liability of such stockholders due as a result of such stockholders’ interest in such Borrower. If any Borrower is a partnership, such Borrower shall not, without prior written permission of the Bank, make any distribution to any of such Borrower’s partners in cash or in property or redeem, purchase or otherwise acquire, directly or indirectly, any partnership interests. If any Borrower is a limited liability company, such Borrower shall not, without prior written permission of the Bank, make any distribution to any of such Borrower’s beneficiaries in cash or in property or redeem, purchase or otherwise acquire, directly or indirectly, any beneficial interests. If any Borrower is a trust, such Borrower shall not, without prior written permission of the Bank, make any distribution to any of such Borrower’s beneficiaries in cash or in property or redeem, purchase or otherwise acquire, directly or indirectly, any beneficial interests. If any Borrower is an association, such Borrower shall not, without prior written permission of the Bank, make any distribution to any of such Borrower’s members in cash or in property or redeem, purchase or otherwise acquire, directly or indirectly, any member interests.

4.5 Investments. Each Borrower shall not make investments in, or advances to, any individual, partnership, corporation, limited liability company, trust or other organization or person other than as previously specifically consented to in writing by the Bank. Each Borrower will not purchase or otherwise invest in or hold securities, nonoperating real estate or other nonoperating assets or purchase all or substantially all the assets of any entity other than as previously specifically consented to in writing by the Bank.
4.6 Merger. Each Borrower that is not an individual shall not merge or consolidate or be merged or consolidated with or into any other entity.
4.7 Capital Expenditures. Each Borrower shall not, directly or indirectly, make or commit to make capital expenditures by lease, purchase, or otherwise, except in the ordinary and usual course of business for the purpose of replacing machinery, equipment or other personal property which, as a consequence of wear, duplication or obsolescence, is no longer used or necessary in such Borrower’s business.
4.8 Sale of Assets. Each Borrower shall not sell, lease or otherwise dispose of any of its assets, except in the ordinary and usual course of business and except for the purpose of replacing machinery, equipment or other personal property which, as a consequence of wear, duplication or obsolescence, is no longer used or necessary in such Borrower’s business, provided that fair consideration is received therefor; provided, however, in no event shall any Borrower sell, lease or otherwise dispose of any equipment purchased with the proceeds of any loans made by the Bank.
4.9 Restriction on Liens. Each Borrower shall not grant any security interest in, or mortgage of, any of its properties or assets. Each Borrower shall not enter into any agreement with any person other than the Bank that prohibits the Borrower from granting any security interest in, or mortgage of, any of its properties or assets.
4.10 Other Business. Each Borrower shall not engage in any business other than the business in which it is currently engaged or a business reasonably allied thereto.
4.11 Change of Name, etc. Each Borrower shall not change its legal name or the State or the type of its organization, without giving the Bank at least 30 days prior written notice thereof.
4.12 Negative Pledge. The Borrower will not grant a security interest in US assets to another lender.
5. DEFAULT
5.1 Default. “Event of Default” shall mean the occurrence of one or more of any of the following events:
(a)
default of any liability, obligation, covenant or undertaking of any Borrower or any guarantor of the Obligations to the Bank, hereunder or otherwise, including, without limitation, failure to pay in full and when due any installment of principal or interest or default of any Borrower or any guarantor of the Obligations under any other Loan Document or any other agreement with the Bank;

(b)	failure of any Borrower or any guarantor of the Obligations to maintain aggregate collateral security value satisfactory to the Bank;

(c)	default of any material liability, obligation or undertaking of any Borrower or any guarantor of the Obligations to any other party;
(d)
if any statement, representation or warranty heretofore, now or hereafter made by any Borrower or any guarantor of the Obligations in connection with this Agreement or in any supporting financial statement of any Borrower or any guarantor of the Obligations shall be determined by the Bank to have been false or misleading in any material respect when made;

(e)
if any Borrower or any guarantor of the Obligations is a corporation, trust, partnership or limited liability company, the liquidation, termination or dissolution of any such organization, or the merger or consolidation of such organization into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its property;

(f)
the death of any Borrower or any guarantor of the Obligations and, if any Borrower or any guarantor of the Obligations is a partnership or limited liability company, the death of any partner or member;

(g)
the institution by or against any Borrower or any guarantor of the Obligations of any proceedings under the Bankruptcy Code 11 USC §101 et seq. or any other law in which any Borrower or any guarantor of the Obligations is alleged to be insolvent or unable to pay its debts as they mature, or the making by any Borrower or any guarantor of the Obligations of an assignment for the benefit of creditors or the granting by any Borrower or any guarantor of the Obligations of a trust mortgage for the benefit of creditors;

(h)	the service upon the Bank of a writ in which the Bank is named as trustee of any Borrower or any guarantor of the Obligations;
(i)
a judgment or judgments for the payment of money shall be rendered against any Borrower or any guarantor of the Obligations, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

(j)	any levy, lien (including mechanics lien), seizure, attachment, execution or similar process shall be issued or levied on any of the property of any Borrower or any guarantor of the Obligations;
(k)	the termination or revocation of any guaranty of the Obligations; or
(l)
the occurrence of such a change in the condition or affairs (financial or otherwise) of any Borrower or any guarantor of the Obligations, or the occurrence of any other event or circumstance, such that the Bank, in its sole discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any obligation of any Borrower or any guarantor of the Obligations to the Bank has been or may be impaired.

5.2 Acceleration. If an Event of Default shall occur, at the election of the Bank, all Obligations shall become immediately due and payable without notice or demand, except with respect to Obligations payable on DEMAND, which shall be due and payable on DEMAND, whether or not an Event of Default has occurred. In addition, the Bank may require that the Borrowers remit to the Bank cash collateral in an amount equal to 110% of the aggregate undrawn amount of all outstanding Letters of Credit at such time, such cash collateral to be held by the Bank in a cash collateral account on terms and conditions satisfactory to the Bank.

5.3 Nonexclusive Remedies. All of the Bank’s rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.
6. MISCELLANEOUS
6.1 Waivers. Each Borrower waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof.
6.2 Waiver of Homestead. To the maximum extent permitted under applicable law, each Borrower hereby waives and terminates any homestead rights and/or exemptions respecting any of its property under the provisions of any applicable homestead laws, including without limitation, Title 42, Section 8123, of the Pennsylvania Consolidated Statutes Annotated.
6.3 Joint and Several. Each Borrower shall be jointly and severally liable for payment and/or performance of all Obligations and the term “Borrower” shall include each as well as all of them.
6.4 Deposit Collateral. Each Borrower hereby grants to the Bank a continuing lien and security interest in any and all deposits or other sums at any time credited by or due from the Bank or any Bank Affiliate to any Borrower and any cash, securities, instruments or other property of any Borrower in the possession of the Bank or any Bank Affiliate, whether for safekeeping or otherwise, or in transit to or from the Bank or any Bank Affiliate (regardless of the reason the Bank or Bank Affiliate had received the same or whether the Bank or Bank Affiliate has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of each Borrower to the Bank or any Bank Affiliate and such deposits and other sums may be applied or set off against such liabilities and obligations of any Borrower to the Bank or any Bank Affiliate at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to the Bank or any Bank Affiliate.
6.5 Indemnification. Each Borrower shall indemnify, defend and hold the Bank and any Bank Affiliate and their directors, officers, employees, agents and attorneys (each an “Indemnitee”) harmless of and from any claim brought or threatened against any Indemnitee by any Borrower, any guarantor or endorser of the Obligations, or any other person (as well as from reasonable attorneys’ fees and expenses in connection therewith) on account of the Bank’s relationship with any Borrower, or any guarantor or endorser of the Obligations (each of which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank’s election, but at the expense of the Borrowers), except for any claim arising out of the gross negligence or willful misconduct of the Bank. The within indemnification shall survive payment of the Obligations, and/or any termination, release or discharge executed by the Bank in favor of any Borrower.
6.6 Costs and Expenses. Each Borrower shall pay to the Bank on demand any and all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements, court costs, litigation and other expenses) incurred or paid by the Bank in establishing, maintaining, protecting or enforcing any of the Bank’s rights or the Obligations, including, without limitation, any and all such costs and expenses incurred or paid by the Bank in defending the Bank’s security interest in, title or right to any collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of any Obligation.
6.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

6.8 Severability. If any provision of this Agreement or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.
6.9 Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.
6.10 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and the Bank shall be entitled to rely thereon) until released in writing by the Bank. The Bank may transfer and assign this Agreement and any Revolving Credit and deliver it to the assignee, who shall thereupon have all of the rights of the Bank; and the Bank shall then be relieved and discharged of any responsibility or liability with respect to this Agreement, and any such Revolving Credit. Each Borrower may not assign or transfer any of its rights or obligations under this Agreement. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
6.11 Further Assurances. Each Borrower will from time to time execute and deliver to Bank such documents, and take or cause to be taken, all such other or further action, as Bank may request in order to effect and confirm or vest more securely in Bank all rights contemplated by this Agreement and the other Loan Documents (including, without limitation, to correct clerical errors) or to comply with applicable statute or law.
6.12 Amendments and Waivers. This Agreement may be amended and any Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if such Borrower shall obtain the Bank’s prior written consent to each such amendment, action or omission to act. No course of dealing and no delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Bank on any future occasion.
6.13 Terms of Agreement. This Agreement shall continue in full force and effect so long as any Obligations or obligation of any Borrower to Bank shall be outstanding, or the Bank shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between any Borrower and Bank and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of any Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between any Borrower and the Bank be construed to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of any Borrower hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.
6.14 Notices. Any notices under or pursuant to this Agreement shall be deemed duly received and effective if delivered in hand to any officer or agent of any Borrower or Bank, or if mailed by registered or certified mail, return receipt requested, addressed to any Borrower or Bank at the address set forth in this Agreement or as any party may from time to time designate by written notice to the other party.
6.15 Governing Law. This Agreement shall be governed by federal law applicable to the Bank and, to the extent not preempted by federal law, the laws of the Commonwealth of Pennsylvania.
6.16 Reproductions. This Agreement and all documents which have been or may be hereinafter furnished by any Borrower to the Bank may be reproduced by the Bank by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).

6.17 Jurisdiction and Venue. Each Borrower irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in Pennsylvania, over any suit, action or proceeding arising out of or relating to this Agreement. Each Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Each Borrower hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by registered and certified mail, postage prepaid, return receipt requested, to such Borrower’s address shown in this Agreement or as notified to the Bank and (ii) by serving the same upon such Borrower in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service upon Borrower.
6.18 JURY WAIVER. EACH BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE OBLIGATIONS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN, WAIVED. EACH BORROWER CERTIFIES THAT NEITHER THE BANK NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.
Executed as an instrument under seal as of Dec 13, 2010.

Borrower: Orbit/FR, Inc.
By:	/s/ Relland Winand
Relland Winand, CFO

By:	/s/ Per Iversen
Per Iversen, President & CEO

Borrower: Advanced ElectroMagnetics, Inc.
By:	/s/ Relland Winand
Relland Winand, CFO

By:	/s/ Per Iversen
Per Iversen, President & CEO

Borrower: Orbit Advanced Technologies, Inc.
By:	/s/ Relland Winand
Relland Winand, CFO

By:	/s/ Per Iversen
Per Iversen, President & CEO

Borrower Flam & Russell, Inc.
By:	/s/ Relland Winand
Relland Winand, CFO

By:	/s/ Per Iversen
Per Iversen, President & CEO

Accepted: Citizens Bank of Pennsylvania
By:	/s/ Christina Scott
	Name:	Christina Scott
	Title:	Vice President
© 2010 Medici, a division of Wolters Kiuwer Financial Services